Exhibit 4.29

Contract Register No. 201906025

NetDoc ID 3448-4102-2989 v.2

EXECUTION VERSION

24 June 2019

MELCO INTERNATIONAL DEVELOPMENT LIMITED

(as Vendor)

and

MELCO RESORTS & ENTERTAINMENT LIMITED

(as Purchaser)

SHARE PURCHASE AGREEMENT

SCHEDULE 1	13

PARTICULARS OF THE COMPANY

SCHEDULE 2	14

PRE-COMPLETION OBLIGATIONS

SCHEDULE 3	16

COMPLETION OBLIGATIONS

SCHEDULE 4	18

WARRANTIES

SCHEDULE 5	31

LIMITATIONS ON VENDOR LIABILITY

SCHEDULE 6	33

TAX COVENANTS

THIS AGREEMENT is made on 24 June 2019

BETWEEN

(1)	MELCO INTERNATIONAL DEVELOPMENT LIMITED, a company incorporated in Hong Kong and having its registered office at Penthouse 38/F, The Centrium, 60 Wyndham Street, Central, Hong Kong (the “Vendor”); and

(2)

MELCO RESORTS & ENTERTAINMENT LIMITED, a company incorporated in Cayman Islands and having its registered office at 190 Elgin Avenue, George Town, Grand Cayman KY1 - 9005, Cayman Islands (the “Purchaser”).

WHEREAS

The Vendor is the legal and beneficial owner of 750,000 of the issued ordinary shares of the Company (as defined below), representing 75% of the total issued share capital of the Company (the “Shares”) all of which have been issued and are fully paid.

The Vendor wishes to sell and the Purchaser wishes to acquire all of the Shares on the terms and subject to the conditions set forth in this Agreement.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATIONS

1.1	In this Agreement, unless the context otherwise requires:

“Accounts” means:

(a)	the consolidated balance sheet of the Group made up as at the Balance Sheet Date;

(b)	the consolidated profit and loss account of the Group in respect of the financial year ended on the Balance Sheet Date; and

(c)	the consolidated cash flow statement of the Group in respect of the financial year ended on the Balance Sheet Date,

as set out in the copies provided to the Purchaser, and includes all notes and related reports thereto;

“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company, in each case from time to time;

“Agreed Form” means the form of any agreement or document agreed and initialled by each of the Vendor and the Purchaser;

“Antitrust Authority” means any Authority that enforces any Antitrust Law;

“Antitrust Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time governing the conduct of any person in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers;

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local;

“Balance Sheet Date” means 31 December 2018;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in Cyprus, Hong Kong and Macau are open for ordinary banking business;

“Claim” means any claim by the Purchaser for breach of any of the Warranties;

“Company” means ICR CYPRUS HOLDINGS LIMITED, a company incorporated in Cyprus and having its registered office at 30 Karpenisiou Street, 1077, Nicosia, Cyprus, further particulars of which are set out in Schedule 1.

“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 6;

“Completion Date” means the date on which Completion takes place;

“Conditions” means the conditions set out in Clause 4.1;

“Disclosed” means fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter;

“Disclosure Letter” means the disclosure letter dated the date hereof, written and delivered by or on behalf of the Vendor to the Purchaser immediately before the signing of this Agreement;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption), any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other security agreement or arrangement having similar effect;

“Final Consideration” has the meaning given in Clause 3.1;

“Group” means the Company and each of its Subsidiaries;

“Group Company” means any member of the Group;

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Leased Properties” means the land and premises particulars of which are set out in Part 2 of Schedule 4 of the Disclosure Letter under the heading Leasehold Properties;

“Losses” means all costs, losses, liabilities, damages, claims, demands, proceedings, expenses, and all interest, penalties and legal and other professional fees;

“Management Accounts” means the unaudited monthly management accounts of the Group, including the consolidated balance sheet and the consolidated profit and loss account, for the period from the Balance Sheet Date to 31 May 2019, copies of which have been provided to the Purchaser;

“Material Adverse Effect” means an event which has or is likely to have a material and adverse effect on the assets, liabilities, regulatory position, business or operations of the Group as a whole;

“Material Contract” has the meaning given in Schedule 4;

“MLCO Shares” means 55,500,738 ordinary shares of the Purchaser;

“New Shareholders Agreement” means the shareholders agreement to be entered into by the Purchaser, the Purchaser Designee, The Cyprus Phassouri (Zakaki) Limited and the Company substantially in the Agreed Form;

“Owned Properties” means the land and premises particulars of which are set out in Part 1 of Schedule 4 of the Disclosure Letter under the heading Freehold Properties;

“Properties” means the land and premises particulars of which are set out in Schedule 4 of the Disclosure Letter;

“Purchaser Designee” means MCO Europe Holdings (NL) B.V.;

“Purchaser Group” means the Purchaser and each of its Affiliates including, for the avoidance of doubt, the Group Companies from Completion, but excluding the Vendor Group Companies;

“Purchaser Group Company” means any member of the Purchaser Group;

“Purchaser’s Warranties” means the Purchaser’s representations and warranties set out in Clause 9.

“Representatives” means, in relation to a party, its Affiliates and their respective directors, officers, employees, agents, consultants and advisers;

“Subsidiary” means the companies whose details are set out in Schedule 2 of the Disclosure Letter;

“Tax” means:

(a)	all forms of tax, levy, impost, contribution, duty, liability and charge in the nature of taxation and all related withholdings or deductions of any nature; and

(b)	all related fines, penalties, charges and interest,

imposed or collected by a Tax Authority whether directly or primarily chargeable against, recoverable from or attributable to any of the Group Companies (and “Taxes” and “Taxation” shall be construed accordingly);

“Tax Authority” means a taxing or other governmental (local or central), state or municipal authority (whether within or outside Cyprus) competent to impose a liability for or to collect Tax;

“Tax Covenant” means the covenant relating to Taxation set out at Schedule 6;

“Transaction” means the transactions contemplated by this Agreement and/or the other Transaction Documents or any part thereof;

“Transaction Documents” means this Agreement, the Disclosure Letter, the New Shareholders Agreement and the Termination Agreement;

“Termination Agreement” means the agreement to terminate the shareholders’ agreement dated 18 December 2017 by and among The Cyprus Phassouri (Zakaki) Limited, the Vendor and the Company, substantially in the Agreed Form;

“Vendor Group” means the Vendor and each of its Affiliates excluding, for the avoidance of doubt, the Group Companies and Purchaser Group Companies;

“Vendor Group Company” means any member of the Vendor Group; and

“Warranties” means the Vendor’s representations and warranties set out in Clause 8 and Schedule 4.

1.2	In this Agreement, unless the context otherwise requires:

(a)

every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after Completion provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(b)

Warranties qualified by the expression “so far as the Vendor is aware” (or any similar expression) are deemed to be given to the best of the knowledge, information and belief of the Vendor after it has made due and careful enquiries and shall include the knowledge of each member of the Vendor Group;

(c)	references to the singular shall include the plural and vice versa and references to one gender include any other gender; and

(d)	references to times of the day are to Hong Kong time unless otherwise stated.

1.3	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	Each of the schedules to this Agreement shall form part of this Agreement.

1.5	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.	SALE OF SHARES

On the terms set out in this Agreement the Vendor shall sell and the Purchaser shall purchase the Shares with effect from Completion, free from all Encumbrances, together with all rights attaching to the Shares as at Completion (including all dividends and distributions declared, paid or made in respect of the Shares after the Completion Date).

3.	CONSIDERATION

3.1	The purchase price for the sale of the Shares shall be USD375,000,000 which is payable solely in MLCO Shares (the “Final Consideration”).

3.2	The Final Consideration shall be satisfied by the issuance at Completion by the Purchaser to the Vendor of the Final Consideration.

4.	CONDITIONS

4.1	Completion shall be subject to the following conditions being satisfied (or waived in accordance with Clause 4.7) by the date and time provided in Clause 4.2:

(a)

the Purchaser receiving the written consents of each of the Cyprus National Gaming and Casino Supervision Commission and the Council of Ministers of the Republic of Cyprus, each approving the Transaction and confirming that no objections have been raised by either the Cyprus National Gaming and Casino Supervision Commission or the Council of Ministers of the Republic of Cyprus; and

(b)	the Vendor having delivered, or caused to have been delivered, to the Purchaser the documents listed in paragraph 1 of Schedule 3.

4.2

The Vendor and the Purchaser shall use all reasonable endeavours (so far as lies within their respective powers), at their own cost, to procure that the Conditions are satisfied as soon as practicable and in any event no later than:

(a)	6.00 pm on 20 September 2019; or

(b)	such later time and date as may be agreed in writing by the Vendor and the Purchaser.

4.3	The Vendor shall, and shall procure that its Representatives shall, co-operate fully in all actions necessary to procure the satisfaction of the Conditions including:

(a)

making all filings and notifications and obtaining all consents, approvals, clearances, waivers or actions of any Authorities in order to satisfy the Condition set out in Clause 4.1(a) as soon as possible after the date of this Agreement and in accordance with any relevant time limit;

(b)

promptly notifying the Purchaser of any communication (whether written or oral) from any such Authority, keeping the Purchaser regularly and reasonably informed of the progress of any notification or filing and providing such assistance as may reasonably be required in relation thereto;

(c)	responding to any request for information from any such Authority promptly and in any event in accordance with any relevant time limit;

(d)

consulting with, and taking into account the views of the Purchaser as to the mode, content and timing of all material communications (whether made orally or in writing) with any such Authority, giving the Purchaser a reasonable opportunity to comment on drafts of such communications and to participate in telephone calls and meetings with any such Authority (save to the extent that such Authority expressly requests that the Purchaser should not participate in such meetings or telephone calls); and

(e)

providing the Purchaser with copies of all such communications, without delay, to the extent only that to do so is reasonably practicable and would not entail the disclosure of commercially sensitive information.

The Purchaser shall cooperate fully with the Vendor in all actions necessary to procure the satisfaction of the Conditions including (but not limited to) the provision by the Purchaser of all information reasonably necessary to make any notification or filing that the Vendor (acting reasonably) deems to be necessary or as required by any Authorities.

4.4

If at any time the Vendor or the Purchaser becomes aware of any event, circumstance or condition that would be reasonably likely to prevent a Condition being satisfied it shall forthwith inform the other party.

4.5	Each party shall notify the other promptly upon it becoming aware that any of the Conditions have been satisfied.

4.6

If any of the Conditions are not satisfied (or waived in accordance with Clause 4.7) by the date and time referred to in Clause 4.2, this Agreement shall cease to have effect immediately except for the provisions of Clauses 1, 4.6, 14 and 16 to 23.1 and any rights or liabilities that have accrued prior to that time.

4.7

Other than the Condition set out in Clause 4.1(a), the Purchaser may, to such extent as it thinks fit and is legally entitled to do so, waive the Conditions, in whole or in part, by written notice to the Vendor.

5.	PRE-COMPLETION OBLIGATIONS

5.1	During the period from the date of this Agreement to Completion the Vendor shall perform its obligations as set out in Schedule 2.

5.2

For the purposes of this Clause 5 and the Vendor’s obligations set out in Schedule 2, the Purchaser acknowledges that members of the Purchaser’s Group are engaged in the project management of the casino resort being developed by the Group and have been granted certain powers and authorities in connection with such project management engagement. During the period from the date of this Agreement to Completion, the Purchaser undertakes not to take any action in relation to any Group Company that requires a consent under paragraph 1.2 of Schedule 2, and to ensure that no other member of the Purchaser’s Group takes any such action, in each case, without the prior written consent of the Vendor.

6.	COMPLETION

6.1	Completion shall take place on:

(a)

the fifth Business Day following the satisfaction of the Conditions in accordance with Clause 4.2 or waived in accordance with Clause 4 through electronic means of communication and to the extent a physical meeting is required, it shall take place at the offices of the Purchaser at 36/F, The Centrium, 60 Wyndham Street, Central, Hong Kong;

(b)	any other date agreed in writing by the Vendor and the Purchaser.

6.2	At Completion:

(a)	the Vendor shall do or procure the carrying out of all those things listed in paragraph 1 of Schedule 3; and

(b)	the Purchaser shall do or procure the carrying out of all those things listed in paragraph 2 of Schedule 3.

All documents and items delivered and payments made in connection with Completion shall be held by the recipient to the order of the person delivering them until such time as Completion takes place.

6.3

Without prejudice to any other rights and remedies the Purchaser may have, the Purchaser shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all of the Shares is completed simultaneously.

7.	POST-COMPLETION OBLIGATIONS

7.1

From Completion, the Vendor shall cooperate with the Purchaser to ensure that all insurance policies which are in force at Completion continue in force on the same terms where they provide cover in relation to the carrying on of the Group’s business before Completion or any matter occurring in relation to any of the Group Companies before Completion and under their respective terms, claims can still be made or pursued after Completion.

7.2

The Vendor shall ensure that each member of the Vendor Group shall take such steps as the Purchaser reasonably requires to pursue any claims notified by the Group Companies or the Purchaser to the relevant insurers on or before the first anniversary of Completion, including giving notice of the claim to the insurer at the request of the relevant Group Company or the Purchaser (as the case may be), or to assist any member of the Group or the Purchaser Group in making the claim, and shall promptly pay to the beneficiary of the relevant insurance policy any proceeds actually received.

7.3

The Vendor shall promptly account to the relevant Group Company for any rebate of premium which any member of the Vendor Group receives to the extent that it results from any of the Group Companies ceasing to have the benefit of any insurance policy from Completion where the relevant premium or portion of it was previously funded by a Group Company payor.

7.4	The Vendor and the Purchaser shall use their respective best endeavors (so far as lies within their respective powers) to procure:

(a)

within ten (10) Business Days from Completion, the registration of the transfer of the Shares in the statutory form to the office of the Cyprus Registrar of Companies and immediately upon the making of the filing, the delivery by the secretary of the Company to the Purchaser of a copy of the receipt received from the Registrar of Companies in respect of the filing of the relevant statutory form and payment of the registration fee; and

(b)

within ten (10) Business Days from the date of filing of the relevant statutory form specified in sub-clause (a) above, the delivery to the Purchaser of a copy of the updated register of members of the Company, along with the relevant certificate of shareholders evidencing the entry made into such register of members in respect of the particulars of the relevant transfer of the Shares and the respective share certificate.

8.	VENDOR WARRANTIES

8.1	The Vendor represents and warrants to the Purchaser as at the date of this Agreement in the terms set out in Schedule 4.

8.2

The Warranties are deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing and any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed, in relation to such repetition, as a reference to the Completion Date.

8.3

The Vendor acknowledges that the Purchaser is entering into this Agreement on the basis of and in express reliance on the Warranties and each Warranty being true, accurate and not misleading immediately before Completion.

8.4

Each of the Warranties is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other representation, warranty or term of this Agreement.

8.5	The Warranties are given subject to matters Disclosed and to make a reasonably informed assessment of its impact on the relevant Group Company and/or its business.

8.6	Any Claim shall be subject to the provisions of this Clause 8 and Schedule 5.

9.	PURCHASER WARRANTIES

9.1	The Purchaser represents and warrants to the Vendor as at the date of this Agreement as set out in this Clause 9.

9.2

The MLCO Shares will be validly issued, fully paid and non-assessable and free and clear of any Encumbrance, except for restrictions arising under the Securities Act (as defined in Schedule 4) or created by virtue of the transactions under this Agreement. Upon entry of the Vendor into the register of members of the Company as the legal owner of the MLCO Shares, the Purchaser will transfer to the Vendor good and valid title to the MLCO Shares, free and clear of any Encumbrances, except for restrictions arising under the Securities Act or created by virtue of the transactions under this Agreement.

9.3

Assuming the accuracy of the representations and warranties set forth in Schedule 4 of this Agreement, it is not necessary in connection with the issuance the MLCO Shares to register the MLCO Shares under the Securities Act or to qualify or register the MLCO Shares under applicable U.S. state securities laws. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Purchaser, any of its Affiliates or any person acting on its behalf with respect to any MLCO Shares and none of such Persons has taken any actions that would result in the sale of the MLCO Shares to the Vendor under this Agreement requiring registration under the Securities Act. The Purchaser is a “foreign issuer” (as defined in Regulation S under the Securities Act).

9.4

The Purchaser has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the issuance of the MLCO Shares, and the Purchaser is not under any obligation to pay any broker’s fee or commission in connection with the issuance of the MLCO Shares.

9.5

The Purchaser’s Warranties are deemed to be repeated immediately before Completion by reference to the facts and circumstances then existing and any reference made to the date of this Agreement (whether express or implied) in relation to any Purchaser Warranty shall be construed, in relation to such repetition, as a reference to the Completion Date.

10.	INDEMNITIES

The Vendor undertakes to indemnify, and to keep indemnified, the Purchaser on demand against all Losses which may be suffered or incurred by the Purchaser as a result of:

(a)	any breach of or inaccuracy in any of the representations or warranties of the Vendor set out in Schedule 4; and

(b)	any breach of a covenant of the Vendor contained in this Agreement, but excluding the obligations set forth in Schedule 3, paragraphs 1.1(a)(viii) and (x).

11.	TAX COVENANTS

The provisions of Schedule 6 shall apply in relation to Taxation.

12.	TERMINATION

12.1	Where:

(a)

the Vendor is in breach of any of its obligations under Clause 5 and such breach or breaches taken together are material to the Group as a whole provided that, if any such breach or breaches are capable of being cured, the Vendor has first been afforded the opportunity to try to remedy such breach or breaches prior to Completion to the Purchaser’s reasonable satisfaction and the breach or breaches remain uncured;

(b)	the Vendor is in breach of any of the Warranties as given at the date of this Agreement and such breach or breaches taken together are material to the Group as a whole;

(c)	the Vendor is in breach of any of its obligations under Clause 6.2(a) or Schedule 3; or

(d)

there would be, if Completion were to occur, a breach of one or more of the Warranties as repeated immediately before Completion under Clause 8.2 and such breach would give rise to a Material Adverse Effect.

the Purchaser may at any time at or prior to Completion (in addition to and without prejudice to any other rights and remedies it may have) serve written notice on the Vendor terminating this Agreement without liability on its part, in which case this Agreement shall cease to have effect immediately except for the provisions of Clauses 1, 12, 14 and 16 to 23.1 and any rights or liabilities that have accrued prior to termination under this Agreement.

12.2

Where this Agreement is terminated in accordance with Clause 12.1 (other than for the Vendor’s breach of its obligations under paragraphs 1.1(a)(viii) and/or (x) of Schedule 3), the Vendor shall indemnify the Purchaser against all costs and expenses incurred by the Purchaser or any member of the Purchaser Group in investigating the affairs of the Group and in the negotiation, preparation and performance of this Agreement.

13.	FURTHER ASSURANCE

The Vendor shall and shall procure that each member of the Vendor Group shall, at its own cost, promptly execute and deliver all such documents and do all such things and provide all such information and assistance, as the Purchaser may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement and to secure for the Purchaser the full benefit of the rights, powers and remedies conferred upon it under this Agreement.

14.	ENTIRE AGREEMENT AND REMEDIES

14.1

This Agreement and the other Transaction Documents together set out the entire agreement between the parties relating to the sale and purchase of the Shares and, save to the extent expressly set out in this Agreement or any other Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

14.2

The Purchaser acknowledges and agrees that neither it nor any of its Representatives has any rights against, and shall not make any claim or bring any action against, any Representative of the Vendor in relation to the Transaction.

14.3

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Vendor Group and any members of the Purchaser Group) unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)	the Vendor and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

14.4	The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law.

15.	POST-COMPLETION EFFECT OF AGREEMENT

Notwithstanding Completion:

(a)	each provision of this Agreement and any other Transaction Document not performed at or before Completion but which remains capable of performance;

(b)	the Warranties and the Purchaser’s Warranties; and

(c)	all covenants, indemnities and other undertakings and assurances contained in or entered into pursuant to this Agreement or any other Transaction Document,

will remain in full force and effect and, except as otherwise expressly provided, without limit in time.

16.	WAIVERS AND VARIATIONS

16.1

A failure or delay by a party to exercise any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

16.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

16.3

No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to this Agreement. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

17.	INVALIDITY

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

18.	ASSIGNMENT

18.1

Except as provided in this Clause 18 or as the parties specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

18.2

Subject to Clause 18.3 and to obtaining any necessary regulatory approvals, the Purchaser may assign the benefit of this Agreement and/or of any other Transaction Document to which it is a party, in whole or in part, to, and it may be enforced by any other member of the Purchaser Group.

Any such person to whom an assignment is made under this Clause 18.2 may itself make an assignment as if it were the Purchaser under this Clause 18.2, but only to another member of the Purchaser Group. If an assignee will cease to be a member of the Purchaser Group, the assignee must first re-assign the benefit of this Agreement and/or any other Transaction Documents (as applicable) to the Purchaser or a member of the Purchaser Group.

18.3	Any assignment made pursuant to this Clause 18 shall be on the basis that:

(a)	the Vendor may discharge its obligations under this Agreement to the assignor until it receives notice of the assignment;

(b)	the liability of the Vendor to any assignee shall not be greater than its liability to the Purchaser; and

(c)	the Purchaser will remain liable for any obligations under this Agreement.

19.	NOTICES

19.1

Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language and addressed as provided in Clause 19.2.

19.2	Notices under this Agreement shall be sent for the attention of the person and to the address or e-mail address as set out below:

For the Vendor:

Melco International Development Limited

37/F The Centrium

60 Wyndham Street, Central

Hong Kong

e-mail address: vincentleung@melco-group.com

attention: Company Secretary

For the Purchaser:

Melco Resorts & Entertainment Limited

36/F, The Centrium

60 Wyndham Street, Central

Hong Kong

e-mail address: mco-comsec@melco-resorts.com

attention: Company Secretary

19.3

Any party to this Agreement may notify the other party of any change to its address or other details specified in Clause 19.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

20.	COSTS

20.1

Except as otherwise provided in this Agreement, each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement and all other Transaction Documents. The Vendor shall pay the registration fee referred to in Clause 7.4(a).

20.2

This Agreement shall be executed outside Cyprus and the original of this Agreement shall not be brought into Cyprus unless the party wishing to do so pays, in accordance with applicable Law, the Cyprus stamp duty and any penalties (if any) in connection therewith which would be incurred as a result of doing so.

21.	RIGHTS OF THIRD PARTIES

21.1	A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623) to enforce any of its terms.

21.2

Each party represents to the other that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

23.	GOVERNING LAW AND JURISDICTION

23.1

This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed in all respects by the laws of Hong Kong, without giving effect to any principles of conflict of laws.

23.2

The parties irrevocably agree that the courts of Hong Kong shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

23.3

For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

SCHEDULE 1

PARTICULARS OF THE COMPANY

Company Name:	ICR Cyprus Holdings Limited

Registered Number:	HE 375858

Registered Office:	30 Karpenisiou Street, 1077, Nicosia, Cyprus

Date and Place of Incorporation:	7 November 2017, Cyprus

Directors:	Evan Andrew Winkler

Andy Choy

Menelaos Shiacolas

Stephanie Cheung

Akiko Takahashi

Geoffrey Stuart Davis

Secretary:	Petros Liasis

Romanos Secretarial Limited (Assistant Secretary)

Authorised Share Capital:	1,000,000

Issued Share Capital:	1,000,000

Shareholders and Shares Held:	Melco International Development Limited 75%

                         (750,000 shares)

The Cyprus Phassouri (Zakaki) Limited 25%

                         (250,000 shares)

Tax Residence:	Cyprus

Tax Identification Number:	10375858 E

SCHEDULE 2

PRE-COMPLETION OBLIGATIONS

1.	VENDOR’S OBLIGATIONS

1.1	Except as otherwise expressly permitted under this Agreement or with the prior written consent of the Purchaser, the Vendor shall from the date of this Agreement until Completion:

(a)

procure that each Group Company carries on its business only in the ordinary course and takes all reasonable steps to preserve and protect its assets and goodwill, including its existing relationships with customers and suppliers;

(b)	not create any Encumbrance over, or sell or dispose of, the Shares or any interest in any share or loan capital or other security of any of the Group Companies; and

(c)	procure that none of the Group Companies:

(i)	creates, allots, issues, redeems or repurchases any share, loan capital or other security or grants any options over, or any other right in respect of, any share, loan capital or other security;

(ii)	enters into any transaction with any member of the Vendor Group, except as expressly contemplated by this Agreement;

(iii)	makes any payments other than routine payments in the ordinary course of business;

(iv)	assumes or incurs any liability, obligation or expense (actual or contingent) except in the ordinary and usual course of business on normal arm’s length terms;

(v)	declares, makes or pays a dividend or other distribution (whether in cash, stock or in kind) or makes any reduction of its paid-up share capital;

(vi)	creates, grants, issues or varies any Encumbrance over its shares, assets or undertaking;

(vii)	makes any alteration to its constitutional documents;

(viii)	incurs any capital expenditure in excess of EUR5.0 million other than as disclosed to the Purchaser;

(ix)

borrows any money (other than by bank overdraft or similar facility in the ordinary course of business and within limits subsisting at the date of this Agreement) or enters into any foreign exchange contracts, interest rate swaps or other derivative instruments (other than in the ordinary course of business);

(x)	acquires (whether by one transaction of by a series of transactions) the whole, or a substantial or material part of the business, undertaking or assets of any other person;

(xi)	disposes of (whether by one transaction or by a series of transactions) the whole or any substantial or material part of its business, undertaking or any other of its assets;

(xii)	grants or modifies the terms of any loans or other financial facilities or any guarantees or indemnities for the benefit of any person;

(xiii)	enters into any lease, lease hire or hire purchase agreement or agreement for payment on deferred terms;

(xiv)	enters into, makes a bid, tender, proposal or offer likely to lead to, modifies or terminates any Material Contract;

(xv)	institutes, engages in or settles any legal proceedings (except in respect of debt collection in the ordinary course of business);

(xvi)

takes any action or makes any omission which is inconsistent with the provisions of this Agreement or the implementation of the Transaction, or which is or is reasonably likely to constitute or cause or give rise to a breach of any of the Warranties as repeated immediately before Completion under Clause 8.2; or

(xvii)	enters into any agreement or arrangement (whether in writing or otherwise) to do any of the foregoing or allow or permit any of the foregoing.

1.2

If at any time prior to or at Completion the Vendor, any member of the Vendor Group or any of the Group Companies becomes aware that any of the matters set out in Clause 12.1(a)-(d) has occurred, or there is a reasonable expectation that any of the matters set out in Clause 12.1(a)-(d) might occur, the Vendor shall immediately:

(a)

notify the Purchaser in sufficient detail to enable the Purchaser to make an accurate assessment of the situation (and, for the avoidance of doubt, the delivery of such notice shall not limit or otherwise affect the remedies available to the Purchaser); and

(b)	if requested by the Purchaser, use its best endeavours to procure that the notified occurrence is prevented or remedied.

SCHEDULE 3

COMPLETION OBLIGATIONS

1.	VENDOR’S OBLIGATIONS

1.1	At Completion the Vendor shall:

(a)

deliver to the Purchaser or procure the delivery to the Purchaser of (or, in the case of paragraphs (vi) and (vii) below, make available for collection by or on behalf of the Purchaser at the corporate headquarters of the Group in Cyprus):

(i)	all documents, including an instrument of transfer, duly executed and/or endorsed where required, required to enable title to all of the Shares to pass into the name of the Purchaser Designee;

(ii)	share certificates, or relevant documents in lieu of the share certificates, in respect of all of the Shares;

(iii)	such waivers or consents as the Purchaser may require to enable the Purchaser Designee to be registered as holder of the Shares;

(iv)	an irrevocable power of attorney in agreed form given by the Vendor in favour of the Purchaser Designee in respect of rights attaching to the Shares;

(v)	the original of any power of attorney in agreed form under which any document to be delivered to the Purchaser under this paragraph 1 has been executed;

(vi)

as applicable, the share certificates, or equivalent documents in Cyprus, in respect of all issued shares in the capital of each of the Subsidiaries, and all necessary documents, duly executed and/or endorsed where required, to enable title to all shares in any Subsidiary not registered in the name of a Group Company to pass into the name of such persons as the Purchaser shall direct;

(vii)

all the statutory and other books and corporate registers (duly written up to date) of each Group Company and all certificates of incorporation, certificates of incorporation on change of name and common seals or such equivalent items in the relevant jurisdiction as are kept by such Group Company or required to be kept by Law;

(viii)	the relevant counterparts of the New Shareholders Agreement duly executed by each of The Cyprus Phassouri (Zakaki) Limited and the Company; and the duly executed Termination Agreement;

(ix)

an opinion of counsel reasonably satisfactory to the Purchaser confirming that The Cyprus Phassouri (Zakaki) Limited has the capacity to enter into the New Shareholders Agreement and the Termination Agreement;

(x)	a certified true copy of the board resolutions of The Cyprus Phassouri (Zakaki) Limited approving the entry into and performance of the New Shareholders Agreement and the Termination Agreement;

(xi)

a certified true copy of a board resolution of the Vendor approving the Transaction and the execution by the Vendor of the Transaction Documents and any other documents referred to in this Agreement; and

(xii)	a copy of the resolutions as are referred to in paragraph (b), duly certified as correct by the company secretary of the relevant Group Company.

(b)	procure that a board resolution and resolution of the shareholders, where required, of the Company is/are passed approving the transfer of the Shares.

(c)

for itself and as agent for the relevant members of the Vendor Group, pay to the Company on behalf of the relevant Group Companies the aggregate of all amounts owed as at Completion by any member of the Vendor Group to any Group Company, together with all accrued interest, if any, which shall be treated as discharged to the extent of that payment.

1.2

Melco Services Limited (a wholly-owned subsidiary of the Vendor) is the service provider under the Melco Management Services Agreement dated 7 August 2018 with ICR Cyprus Resort Development Co. Limited, a Group Company (the “Management Services Agreement”). A copy of the Management Services Agreement has been provided to the Purchaser by the Vendor. The Vendor shall procure that the Management Services Agreement is terminated with effect from Completion by mutual agreement between Melco Services Limited and ICR Cyprus Resort Development Co. Limited, without further liability to either party thereafter, and shall deliver a certified copy of the duly executed termination document in the agreed form to the Purchaser on Completion.

2.	PURCHASER’S OBLIGATIONS

2.1	At Completion the Purchaser shall:

(a)	provide the Final Consideration to the Vendor as provided in Clause 3.2.

(b)	deliver to the Vendor:

(i)	a counterpart of the New Shareholders Agreement duly executed by the Purchaser and the Purchaser Designee;

(ii)

a certified true copy of the board resolution of the Purchaser approving the Transaction and the execution by the Purchaser of the New Shareholders Agreement and any other document to be executed by the Purchaser pursuant to this Agreement; and

(iii)	instrument of transfer in respect of the Shares, duly executed by the Purchaser Designee in its capacity as transferee; and

(c)

procure that the Company, on behalf of the Group Companies, pays to the Vendor as agent for the relevant members of the Vendor Group, the aggregate of all amounts owed as at Completion by any Group Company to any member of the Vendor Group, together with all accrued interest, if any, which shall be treated as discharged to the extent of that payment.

2.2

The Purchaser shall cooperate with and assist (to the extent of its powers) the Vendor to obtain the counterparts of the New Shareholders Agreement and the Termination Agreement executed by The Cyprus Phassouri (Zakaki) Limited, referred to in paragraph 1.1(a)(viii) above, and the other documents referred to in paragraphs 1.1(a)(ix) and (x) above.

SCHEDULE 4

WARRANTIES

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule, where the context admits:

“Anticorruption Laws” means any laws, regulations, or orders relating to anti-bribery, anti-corruption (governmental or commercial), including laws that prohibit the corrupt payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee, person or commercial entity, to obtain a business advantage, or the offer, promise, or gift of, or the request for, agreement to receive or receipt of a financial or other advantage to induce or reward the improper performance of a relevant function or activity; such as, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

“Business Intellectual Property” has the meaning given in paragraph 17.1;

“EHS Consents” means any permits, licences, consents, certificates, registrations, approvals, notifications waivers, exemptions, allowances, credits or other authorisations relating to EHS Matters and required by or under any EHS Laws for the operation of the Group’s business or the use of, or any activities or operations carried out at, any of the Properties;

“EHS Laws” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes, by-laws, codes (including codes of practice), regulations, decrees, orders and any final and binding court, tribunal or other official decision of any relevant authority in any jurisdiction, insofar as they relate or apply to EHS Matters from time to time;

“EHS Matters” means matters relating to human health, safety and welfare, the environment, the use or exploitation of any environmental or natural resources and/or any Hazardous Substances, the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the environment or any part of it;

“Government Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity, or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii), or (iii) of this definition, or (v) any political party;

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity and/or authority, (ii) any political party or party official or candidate for political office (iii) a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF), Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI) or the EU Directive of the Prevention of Money Laundering and Terrorist Financing (EU AML Directive); (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) (ii) or (iii) of this definition, or (iv) an individual who (a) holds a legislative, administrative or judicial position of any kind, whether appointed or elected, of a country or territory (or any subdivision of such a country or territory), (b) exercises a public function for or on behalf of a country or territory (or any subdivision of such a country or territory) or for any public agency or public enterprise of that country or territory (or subdivision), or (c) is an official or agent of a public international organisation;

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or otherwise and whether alone or in combination with any other material or substance) which is capable of causing harm or damage to the environment or a nuisance to any person, including (but not limited to) radioactive substances;

“Intellectual Property” means all rights in patents, utility models, trade marks, service marks, logos, getup, trade names, internet domain names, copyright (including rights in computer software), design rights, moral rights, database rights, topography rights, plant variety rights, confidential information and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation, in all cases whether registered or unregistered; all other forms of protection having a similar nature or effect anywhere in the world to any of the foregoing and applications for or registrations of any of the foregoing rights;

“Material Contract” means any agreement or arrangement to which any of the Group Companies is a party or is bound and which:

(a)	is of material importance to the business, assets, liabilities, income or expenditure of the Group;

(b)	is not on arm’s length terms;

(c)	restricts the freedom of a Group Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit;

(d)	cannot be readily fulfilled or performed by the relevant Group Company on time and without undue or unusual expenditure of money and effort; or

(e)	requires a Group Company to pay any commission, finders’ fee, royalty or a similar payment.

“Pension Benefits” means any pension, superannuation, retirement (including on early retirement) incapacity, sickness, disability, accident, healthcare or death benefits (including in the form of a lump sum);

“Relevant Scheme” means any scheme or arrangement for the provision of Pension Benefits; and

“Securities Act” means the U.S. Securities Act of 1933, as amended.

2.	CAPACITY AND AUTHORITY

2.1	The Vendor is validly incorporated, in existence and duly registered under the laws of its country of incorporation.

2.2

The Vendor and each Group Company which is a party to this Agreement or any of the other Transaction Documents has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party in accordance with their terms.

2.3

This Agreement and the other Transaction Documents constitute (or shall constitute when executed) valid, legal and binding obligations on the Vendor and each Group Company which is a party in the terms of the Agreement and such other Transaction Documents.

2.4

The execution and delivery of this Agreement and the other Transaction Documents by the Vendor and each Group Company which is a party thereto and the performance of and compliance with its terms and provisions will not conflict with or result in a breach of, or constitute a default under, the constitutional documents of the Vendor, any member of the Vendor Group or any Group Company, any agreement or instrument to which any such person is a party or by which it is bound, or any Law, order or judgment that applies to or binds any such person or any of its property.

2.5

No consent, action, approval or authorisation of, and no registration, declaration, notification or filing with or to, any Authority is required to be obtained, or made, by the Vendor or any other member of the Vendor Group or any Group Company to authorise the execution or performance of this Agreement by such persons.

3.	SHARES IN THE COMPANY AND THE SUBSIDIARIES

3.1	The Shares constitute 75% of the allotted and issued share capital of the Company and are fully paid and free from all Encumbrances.

3.2

All of the Vendor’s obligations under the Subscription Agreement dated 18 December 2017 by and among the Vendor, The Cyprus Phassouri (Zakaki) Limited and the Company have been fully satisfied and discharged.

3.3	The Vendor is the sole legal and beneficial owner of the Shares and is entitled to transfer the full ownership of the Shares on the terms set out in this Agreement.

3.4	Schedule 2 of the Disclosure Letter lists all the subsidiaries of the Company and sets out particulars of their allotted and issued share capital.

3.5	Schedule 3 of the Disclosure Letter fully and accurately sets out the organizational and ownership structure of the Company and each Subsidiary.

3.6

The Company or a Subsidiary is the sole legal and beneficial owner of the whole allotted and issued share capital of each of the Subsidiaries and all such shares are fully paid up and free from all Encumbrances.

3.7	Each Group Company is validly incorporated, in existence and duly registered under the laws of its country of incorporation.

3.8

No right has been granted to any person to require any of the Group Companies to allot, issue, sell, transfer or convert any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of any of the Group Companies.

3.9

No commitment has been given to create an Encumbrance affecting the Shares or the issued shares of the Subsidiaries (or any unissued shares or debentures or other unissued securities of any of the Group Companies) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

3.10	None of the Group Companies:

(a)	holds or beneficially owns, or has agreed to acquire, any interest of any nature in any shares, debentures or other securities of any company other than the Subsidiaries;

(b)	is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

(c)	has any branch or permanent establishment outside its country of incorporation; or

(d)	has allotted or issued any securities that are convertible into shares.

3.11	None of the Group Companies has at any time:

(a)	purchased, redeemed or repaid any of its own share capital; or

(b)	given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company in contravention of any Law.

4.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

4.1

The copies of the articles of association or other constitutional and corporate documents of each Group Company copies of which have been provided to the Purchaser are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by Law are annexed or incorporated.

4.2

All returns, particulars, resolutions and other documents which each Group Company is required by Law to file with or deliver to any Authority in any jurisdiction have been correctly made up and filed or delivered.

4.3	All statutory books and registers of the Group Companies have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

5.	ACCOUNTS

5.1	The Accounts:

(a)	have been prepared in accordance with applicable Law and all applicable accounting standards and the policies, principles and practices generally accepted and consistent therewith;

(b)

show that the commitments and financial position and affairs of the Group as a whole as at the Balance Sheet Date and the profit and loss of the Group as a whole for the financial year ended on that date are true and fair, in all material respects; and

(c)	contain either provision adequate to cover, or full particulars in notes of, all Taxation (including deferred Taxation) of the Group as at the Balance Sheet Date.

5.2	The Management Accounts:

(a)

have been properly prepared in all material respects on a basis consistent with that employed in preparing the Accounts and on a basis consistent with that employed in preparing the management accounts of the Group for the twelve months ended on the Balance Sheet Date; and

(b)

having regard to the purpose for which they were prepared, are not misleading in any material respect and do not materially overstate the assets and profits or materially understate the liabilities and losses of the Group for the periods to which they relate.

6.	CHANGES SINCE THE BALANCE SHEET DATE

6.1	Since the Balance Sheet Date:

(a)	the Group has conducted its business in the normal course and as a going concern;

(b)	there has been no material adverse change in the turnover or financial position of the Group as a whole;

(c)	no Group Company has issued or agreed to issue any share or loan capital;

(d)	no dividend or other distribution of profits or assets has been, or has agreed to be, declared, made or paid by any Group Company to any person other than another Group Company;

(e)	no Group Company has entered into any Material Contract;

(f)

other than as disclosed to the Purchaser, no Group Company has borrowed or raised any money or taken any form of financial security, and no capital expenditure has been incurred in excess of EUR5.0 million and no Group Company has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item in excess of EUR2.5 million; and

(g)	no shareholder resolutions of any Group Company have been passed other than as routine business at the annual general meeting.

7.	INFORMATION

7.1	The particulars relating to each Group Company in this Agreement are complete, accurate and not misleading.

7.2

The details of the Subsidiaries set out in Schedule 2 to the Disclosure Letter and the details of the Properties set out in Schedule 4 to the Disclosure Letter are, in all material respects, complete, accurate and not misleading.

8.	COMPLIANCE WITH LAWS AND DISPUTES

8.1	The Group has at all times conducted its business in all material respects in accordance with all applicable Laws.

8.2

All necessary licences, registrations and authorisations (public and private) which are material to enable the Group to carry on its businesses, in the jurisdictions and in the manner in which such businesses are currently carried on, have been obtained and all such licences, registrations and authorisations are valid and subsisting.

8.3

Save for reports which have been Disclosed, or of which any member of the Purchaser Group otherwise has actual knowledge as at the date of this Agreement, no adverse reports have been issued by any Authority within the last three years (or, in the case of a Group Company which has been established for less than three years, since the date of establishment of the relevant Group Company), specifically in respect of the Group Companies’ operations and affairs.

8.4

No Group Company, or any of its respective directors, officers or employees, or, so far as the Vendor is aware, any Group Company’s agents, representatives or any persons for whom it is vicariously liable or any persons who perform services for or on behalf of the relevant Group Company:

(a)

is or has been engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any Authority (except for debt collection in the normal course of business) in connection with the business or operations of any Group Company; or

(b)

is or has been the subject of any investigation, inquiry or enforcement proceedings by any Authority (including pursuant to any Anticorruption Law) in connection with the business or operations of any Group Company, and, so far as the Vendor is aware, no such proceedings, investigations or inquiries have been threatened or are pending and there are no circumstances likely to give rise to any such proceedings, investigations or inquiries.

8.5	No Group Company is affected by any existing or pending judgments or rulings and no Group Company has given any undertakings arising from legal proceedings to an Authority or other third party.

8.6

No Group Company is or has at any time engaged in any conduct, activity or practice which would constitute an offence under or relating to any noncompliance with or offence under any Anticorruption Law.

8.7

No Group Company or any of its respective directors, officers or employees, or so far as the Vendor is aware, any Group Company’s agents, representatives or any person who performs services for or on behalf of any Group Company has received any notice, request, or citation, or has been subject to investigation or prosecution by any authority for any actual or potential noncompliance with or offence under any Anticorruption Laws.

8.8

No Group Company or any of its respective directors, officers or employees, or so far as the Vendor is aware, any Group Company’s agents, representatives or any person who performs services for or on behalf of any Group Company has violated or committed an offence under any Anticorruption Laws.

8.9

No Group Company or any of its respective directors, officers or employees, or so far as the Vendor is aware, any Group Company’s agents, representatives or any person who performs services for or on behalf of any Group Company has, directly or indirectly, offered, paid, promised to pay, or authorised the payment of any money, or offered, given, promised to give, or authorised the giving of a financial or other advantage or anything of value, to any Government Official, or to any person:

(a)

for the purpose of: (1) influencing any act or decision of a Government Official in their official capacity in connection with the Group’s business; (2) inducing a Government Official to do or omit to do any act in violation of their lawful duties in connection with the Group’s business; (3) securing any improper advantage in connection with the Group’s business; (4) inducing a Government Official to influence or affect any act or decision of any Government Entity in connection with the Group’s business; or (5) assisting any Group Company or any of their directors, officers or employees, or so far as the Vendor is aware, any Group Company’s agents, representatives, or any person who performs services for or on behalf of any Group Company or any of their agents or representatives in obtaining or retaining business for or with, or directing business to, any Group Company; or

(b)	to induce or reward another person to perform a function or activity improperly in order to obtain or retain business or an advantage in the conduct of business for any Group Company.

8.10

The Group has maintained complete and accurate, in all material respects, books and records, including records of payments to any agents, consultants, representatives, third parties, and Government Officials in accordance with generally accepted accounting principles.

9.	ANTI-TRUST

9.1	Each Group Company has at all times conducted its business in all material respects in accordance with all applicable Antitrust Laws.

9.2

No Group Company is or has been in the last three years (or, in the case of a Group Company which has been established for less than three years, since the date of establishment of the relevant Group Company) engaged in any agreement, arrangement, activity, practice or conduct which constitutes an infringement or breach of any applicable Antitrust Laws.

9.3	No adverse reports have been issued by any Antitrust Authority within the last three years, specifically in respect of the Group Companies’ operations and affairs.

9.4

No Group Company or any of its respective directors or any person for whom it is vicariously liable (including any person who is or has been employed by the Group) is or has been in the last three years prior to the Completion Date (or, in the case of a Group Company which has been established for less than three years, from the date of establishment of the relevant Group Company to the Completion Date):

(a)

engaged in any litigation, administrative, mediation or arbitration proceedings or such other proceedings or hearings before any Antitrust Authority in relation to an infringement of any applicable Antitrust Laws; or

(b)	the subject of any investigation, inquiry or enforcement proceedings by any Antitrust Authority in relation to an infringement of any applicable Antitrust Laws,

and, so far as the Vendor is aware, no such proceedings, investigations or inquiries have been threatened or pending and there are no circumstances likely to give rise to any such proceedings, investigations or inquiries.

9.5

No Group Company is affected by any existing or pending judgements or rulings and no Group Company has given any undertakings arising from legal proceedings to any Antitrust Authority in connection with an infringement or breach of any applicable Antitrust Laws.

9.6

No Group Company or any of its directors, officers or employees is or has agreed to become a member of any trade association or entered into any kind of collective agreement, understanding or arrangement with any trade association or member(s) of any such trade association which has or may have implications under the applicable Antitrust Laws.

10.	CONTRACTS

10.1	True and complete copies of all of the Material Contracts have been made available to the Purchaser Group or its advisors.

10.2

So far as the Vendor is aware, each of the Material Contracts is in full force and effect and binding on the parties to it. No notice of termination of any Material Contract has been received or served by a Group Company and, so far as the Vendor is aware, there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any such Material Contract.

10.3

No Group Company is in material default under any agreement or arrangement to which it is a party and, so far as the Vendor is aware, no other party to such an agreement or arrangement is in material default thereunder. So far as the Vendor is aware, there are no circumstances likely to give rise to any such default.

11.	FINANCE AND GUARANTEES

11.1	As at the date of this Agreement, there is no indebtedness of the Group.

11.2	No guarantee or Encumbrance has been given by or entered into by any Group Company or any third party in respect of the indebtedness or other obligations of any Group Company.

11.3

No indebtedness of any Group Company is due and payable and no security over any of the assets of any Group Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

11.4	No Group Company is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

11.5	The Transaction will not result in:

(a)	termination of or a material effect on any financial agreement or arrangement to which any Group Company, is a party or subject; or

(b)	any indebtedness of any Group Company becoming due, or capable of being declared due and payable, prior to its stated maturity.

11.6

No Group Company has given or entered into any guarantee, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement or is responsible for the indebtedness, or for the default in the performance of any obligation, of any other person.

11.7	There have been no payments out of the bank accounts of each Group Company other than routine payments in the ordinary course of business since such time.

12.	INSOLVENCY

12.1	No Group Company:

(a)	is insolvent or unable to pay its debts within the meaning of the Companies Law, Cap. 113 of the laws of Cyprus or any other insolvency legislation applicable to the company concerned; or

(b)	has stopped paying its debts as they fall due.

12.2

No process has been initiated which could lead to the Vendor or any Group Company being dissolved and its assets being distributed among the relevant company’s creditors, shareholders or other contributors.

13.	INSURANCE

13.1

All of the policies of insurance maintained by or covering each of the Group Companies are currently in full force and effect. All sums falling due in respect of premiums on such policies of insurance have been paid. There is no outstanding claim by any Group Company under any such policies.

14.	TRANSACTIONS WITH THE VENDOR

14.1

There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between a Group Company and the Vendor or any other Vendor Group Company.

15.	EFFECT OF SALE ON SHARES

15.1	Neither the sale of the Shares by the Vendor nor compliance by the Vendor with the terms of this Agreement will:

(a)	cause any Group Company to lose the benefit of any right or privilege it presently enjoys;

(b)

relieve any person of any obligation to any Group Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Group Company, or to exercise any right in respect of the Group Company;

(c)	give rise to, or cause to become exercisable, any right of pre-emption over the Shares;

(d)	result in a breach of contract, order, judgment, injunction, undertaking, decree or other like imposition;

(e)	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of any Group Company;

(f)	result in the loss or impairment of or any default under any licence, authorisation or consent required by any of the Group Companies for the purposes of its business;

(g)	entitle any person to acquire or affect the entitlement of any person to acquire shares in the Company.

16.	ASSETS

16.1

All of the assets included in the Accounts are legally and beneficially owned by Group Companies, except for those disposed of since the Balance Sheet Date in the ordinary course of business and any assets acquired since the Balance Sheet Date.

16.2

None of the assets, undertakings or goodwill of any Group Company is subject to any Encumbrance, or to any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

16.3	Group Companies are in possession and control of all the assets included in the Accounts or acquired since the Balance Sheet Date, except for those disposed of in the ordinary course of business.

16.4	The assets of the Group Companies comprise all the assets necessary for the continuation of the Group’s business in the same manner as it is currently carried on.

16.5

The plant, machinery, equipment used by the Group Companies are in good working order in all material respects, have been regularly and properly maintained and are capable of doing the work for which they were designed.

17.	INTELLECTUAL PROPERTY

17.1

The Group Companies either own, or have valid licences to use, all the Intellectual Property required to carry on the Group’s business in the same manner as it is currently carried on (the “Business Intellectual Property”) and the Business Intellectual Property will not be lost or liable to termination as a result of the Transaction or the execution or performance of any of the Transaction Documents. None of the Business Intellectual Property is owned by any member of the Vendor Group.

17.2	So far as the Vendor is aware:

(a)

the activities of the Group Companies have not infringed or misappropriated the Intellectual Property of any third party during the last three years (or, in the case of a Group Company which has been established for less than three years, since the date of establishment of the relevant Group Company); and

(b)	no Business Intellectual Property has been infringed or misappropriated by a third party during the last three years.

17.3	In the last three years (or, in the case of a Group Company which has been established for less than three years, since the date of establishment of the relevant Group Company):

(a)

no notice or allegation has been received by the Group Companies or the Vendor Group that the Group Companies or the Vendor Group are, or may be, infringing or misappropriating any third party Intellectual Property or has otherwise challenged the validity or ownership of any of the Business Intellectual Property; and

(b)

no Group Company and no member of the Vendor Group has notified any third party or otherwise alleged that the third party is, or may be, infringing or misappropriating any Business Intellectual Property.

17.4	Other than the domain names listed at paragraph 2.1(a) of the Disclosure Letter, none of the Group Companies owns any domain names.

17.5	None of the Group Companies operates a website or email account from a domain name owned by a third party.

18.	PENSIONS

18.1

Save for those Relevant Schemes and/or Pension Benefits which have been Disclosed, or of which any member of the Purchaser Group otherwise has actual knowledge as at the date of this Agreement, no Group Company is or has at any time been a party to or had any liability in respect of any Relevant Scheme or been obliged to provide, participate in or contribute towards any Pension Benefits to any person, excluding any contributions to Social Security contributions.

19.	REAL ESTATE

19.1

The Properties are the only land and buildings owned, controlled, used or occupied by any Group Company in connection with its existing business or in relation to which any Group Company has any right, interest or liability and the particulars of the Properties set out in the Disclosure Letter are true, complete and accurate in all respects.

19.2

A Group Company is the legal and beneficial owner in possession of each of the Owned Properties, is in exclusive occupation of each of the Properties and has a good and marketable title to each of the Owned Properties.

19.3	All fixtures and fittings at the Owned Properties are the absolute property of a Group Company and are free from all Encumbrances.

19.4

None of the Properties is subject (or likely to become subject) to any matter which might adversely affect a Group Company’s ability to carry on its existing business from the Property in the same manner and at the same cost as at present.

19.5	None of the Properties is affected by a subsisting contract for sale or other disposition of any interest in it.

19.6

A Group Company has a permanent legal right free from onerous and unusual conditions to use all roads and conducting media serving each of the Owned Properties in the manner in which they are presently used.

19.7	Each of the Owned Properties is free from Encumbrances.

19.8

There is no covenant, restriction, burden, stipulation or outgoing affecting any Owned Properties which is of an onerous or unusual nature or which conflicts with its current use or materially affects its value.

19.9	No material breach of any covenant affecting the titles to the Properties is outstanding and all principal and additional rent has been paid up to date in relation to each of the Properties.

19.10	The current use of each of the Properties is the lawful use under the applicable Laws.

19.11	Building regulation and by-law consents and approvals have been obtained in respect of the development of the Properties and any alteration, extension or other improvement thereof.

19.12

The Properties are insured in their respective full reinstatement value against the usual comprehensive risks and against third party and public liability claims to an adequate extent and (where tenanted) for not less than three years’ loss of rent.

19.13

A Group Company has paid the rent and observed and performed the covenants on the part of the lessee and the conditions contained in any leases (which expression includes underleases) under which the Properties are held and the last demands for rent (or receipts if issued) were unqualified and all such leases are valid and in full force.

19.14

All licences, consents and approvals required from the lessors and any superior lessors under the leases of the Properties and from their respective mortgagees (if any) have been obtained and the covenants on the part of the lessee contained in such licences, consents and approvals have been duly performed and observed and, subject thereto, there are no collateral agreements, undertakings, waivers or concessions which are binding upon either the landlords or the Group Company.

19.15	All buildings or other erections on each of the Properties are in such condition and state of repair as to be substantially fit for the purpose for which they are at present used.

19.16

The Properties are held subject to and with the benefit of those tenancies (which expression includes sub-tenancies), details of which are set out in the Disclosure Schedule and there are no other such tenancies.

20.	ENVIRONMENT, HEALTH & SAFETY

20.1

Each Group Company is and has for the previous three years (or, in the case of a Group Company which has been established for less than three years, since the date of establishment of the relevant Group Company) been in compliance in all material respects with all EHS Laws and, so far as the Vendor is aware, there are no facts, matters or circumstances which may lead to any breach of or liability under any EHS Laws.

20.2

Each Group Company has obtained and has for the previous three years (or, in the case of a Group Company which has been established for less than three years, since the date of establishment of the relevant Group Company) been in compliance in all material respects with all EHS Consents, all material EHS Consents are in full force and effect and, so far as the Vendor is aware, there are no facts, matters or circumstances (including the transaction contemplated under this Agreement) that may lead to the revocation, suspension, variation or non-renewal of any EHS Consents.

20.3

No material expenditure is required to meet existing or anticipated conditions of any EHS Consents or to comply with EHS Laws or to address any EHS Matters arising out of the operation of the Group’s business or associated with the Properties.

20.4

There are no claims, proceedings or other form of dispute pending or threatened against any Group Company in either case relating to any breach of or any liability under EHS Laws and, so far as the Vendor is aware, there are no facts, matters or circumstances likely to give rise to any such claims, proceedings or other form of dispute.

20.5

No complaints, notices or other communication have been received by any Group Company alleging or specifying any breach of or liability under any EHS Laws and, so far as the Vendor is aware, there are no facts, matters or circumstances likely to give rise to any such complaints, notices or other communication.

20.6

In respect of the period during which the Properties have been owned, occupied or leased by the Group (and not in respect of any prior period), no EHS Matters exist or have arisen out of the business of any member or former member of the Group or have arisen at, in, on, under or from the Properties which have resulted in or, so far as the Vendor is aware, which are likely to give rise to any such member of the Group having any actual or potential liability under EHS Laws.

20.7

In respect of the period during which the Properties have been owned, occupied or leased by the Group (and not in respect of any prior period), there are: (a) no Hazardous Substances at, on, in or under the Properties, nor have any Hazardous Substances been emitted, escaped or migrated either from any of the Properties and (b) no claims, investigations, prosecutions or other proceedings against or threatened against the Vendor, any member of the Group or any of their respective directors, officers or employees in respect of the use of the Properties or for any breach and, so far as the Vendor is aware, there are no facts or circumstances that may lead to any such claims, investigations, prosecutions or other proceedings.

21.	TAX

21.1.

All notices, returns, reports, accounts, statements, assessments, claims and registrations and any other necessary information which have, or should have, been submitted by all Group Companies to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. So far as the Vendor is aware, none of the above is, or is likely to be, the subject of any material dispute with any Tax Authority.

21.2.	All Taxes for which the Group Companies have been liable have been duly paid and no penalties, fines, surcharges or interest have been incurred.

21.3.

Each Group Company maintains complete and accurate records, invoices and other information in relation to Tax that meet the applicable legal requirements and enable the tax liabilities of the Company and any Subsidiary to be calculated accurately in all material respects.

21.4.

As far as the Vendor is aware, neither the Company nor any Subsidiary is, or will become, liable to make to any person any payment in respect of any Tax which is primarily or directly chargeable against, or attributable to, any other person (other than the Company or any Subsidiary).

22.	MLCO SHARES AS CONSIDERATION

21.5.

The Vendor has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in MLCO Shares. The Vendor is capable of bearing the economic risks of such investment, including a complete loss of its investment.

21.6.

The Vendor is acquiring the MLCO Shares that it will receive pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof in a manner that would violate the registration requirements of the Securities Act.

21.7.

The Vendor acknowledges that the MLCO Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Vendor further acknowledges that, absent an effective registration under the Securities Act, the MLCO Shares may only be offered, sold or otherwise transferred (x) to the Purchaser, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (z) pursuant to an exemption from registration under the Securities Act.

21.8.	The Vendor is not a “U.S. person” as defined in Rule 902 of Regulation S under the Securities Act.

21.9.	The Vendor is acquiring the MLCO Shares in an offshore transaction executed in reliance upon the exemption from registration provided by Regulation S under the Securities Act.

SCHEDULE 5

LIMITATIONS ON VENDOR LIABILITY

1.	FINANCIAL LIMITS ON CLAIMS

1.1	The aggregate liability of the Vendor in respect of all Claims shall not exceed USD170,000,000.

1.2

The Vendor shall not be liable in respect of any single Claim unless the amount of the liability pursuant to that Claim would (but for this paragraph 1.2) exceed USD500,000 (and, for these purposes, Claims arising out of the same or similar subject matter, facts, events or circumstances shall be aggregated to form a single Claim).

1.3

The Vendor shall not be liable in respect of any single Claim unless the aggregate amount of the liability of the Vendor for all Claims (other than Claims excluded by paragraph 1.2) and all claims under paragraph 1.1 of Schedule 6 (Tax Covenant) exceeds USD2,750,000, in which case the Vendor shall be liable for the entire amount of such Claim and not merely the excess.

2.	TIME LIMITS ON CLAIMS

2.1	The Vendor shall not be liable in respect of any Claim unless the Purchaser has given notice in writing of such Claim to the Vendor:

(a)	in the case of a claim made under paragraph 21 (Tax) of Schedule 4, within the period of seven years beginning with the Completion Date; and

(b)	in any other case, within the period of two years beginning with the Completion Date.

2.2	The notice referred to in paragraph 2.1 shall include a summary of the nature of the Claim as far as it is known to the Purchaser and the amount claimed.

2.3

For the avoidance of doubt, the Purchaser may give notice of any single Claim in accordance with paragraph 2, whether or not the amount set out in paragraph 1.3 has been exceeded at the time the notice is given.

3.	LIMITATIONS IN RELATION TO SPECIFIC WARRANTIES

The provisions of paragraphs 1 and 2 above shall not apply in respect of any Claim for breach of the Warranties set out in paragraphs 3.1 and 3.3 to 3.11 (inclusive) (Shares in the Company and the Subsidiaries) of Schedule 4.

4.	CONTINGENT LIABILITIES

The Vendor shall not be liable in respect of any contingent liability in relation to any Claim unless and until such contingent liability becomes an actual liability and is due and payable. This is without prejudice to the right of the Purchaser to give notice of the relevant Claim to the Vendor notwithstanding the fact that the liability may not have become an actual liability. The fact that the liability may not have become an actual liability within the time limits provided in paragraph 2 shall not exonerate the Vendor in respect of any Claim properly notified within such time limits.

5.	NO DUPLICATION OF RECOVERY

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Loss, regardless of whether more than one Claim arises in respect of it.

6.	INFORMATION DISCLOSED

6.1	The vendor shall not be liable for a Claim to the extent that the Claim relates to any matter:

(a)	Disclosed;

(b)	disclosed in this Agreement or any other Transaction Document;

(c)	specifically provided for in the Accounts or the Management Accounts; or

(d)

of which the Purchaser, any other member of the Purchaser’s Group, any professional adviser of any member of the Purchaser’s Group or any director, officer or employee of any member of the Purchaser’s Group has actual knowledge prior to the date of this Agreement, including (without limiting the generality of the foregoing) by reason of the involvement by the Purchaser’s Group in the project management of the casino resort being developed by the Group as referred to in Clause 5.2.

7.	MISCELLANEOUS

7.1	The Vendor shall not be liable for any Claim to the extent it arises or is increased as a result of any change of law or regulation coming into force after Completion.

7.2	The Vendor shall not be liable for any Claim to the extent it would not have arisen but for a change after Completion in the accounting basis on which any Group Company values its assets.

7.3

The Vendor shall not be liable for any Claim if it would not have arisen but for a voluntary act, transaction or omission made after Completion by any Group Company or the Purchaser or any other member of the Purchaser’s Group outside the ordinary course of business and which the Purchaser was aware or ought reasonably to have been aware would give rise to a breach of Warranty.

7.4

The Purchaser shall provide, and shall procure that the Company or relevant other Group Company provides, to the Vendor and the Vendor’s professional advisors reasonable access to premises and personnel and any relevant assets, documents and records within their power, possession or control for the purpose of enabling the Vendor to investigate and verify a Claim.

SCHEDULE 6

TAX COVENANTS

1.1	The Vendor covenants to pay to the Purchaser an amount equal to 75% of any:

(a)

liability for Tax resulting from, or by reference to, any event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by any Group Company on or before Completion;

(b)

liability for Tax that arises due to any event that occurs after Completion under a legally binding obligation (whether or not conditional) entered into by any of the Group Companies on or before Completion other than in the ordinary course of business; and

(c)

costs and expenses (including legal costs on a full indemnity basis), properly incurred by the Purchaser, the Company or any Subsidiary in connection with any liability for Tax or other liability in respect of which the Vendor is liable under this Schedule or defending any action under this Schedule 6.

1.2	The provisions of paragraph 1.1 shall not cover any liability for Tax if and to the extent that:

(a)	provision or reserve for the liability is made or reflected in the Accounts or the Management Accounts or the liability is noted in the notes to the Accounts or the Management Accounts; or

(b)	the liability for Tax was paid on or before Completion; or

(c)	it arises as a result of a transaction in the ordinary course of business of the Company or any Subsidiary between the Accounts Date and Completion; or

(d)

it arises or is increased as a result of any change in the law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme) announced and coming into force after Completion, or the withdrawal of any published extra statutory concession previously made by a Tax Authority (whether or not the change is retrospective in whole or in part); or

(e)

it would not have arisen but for a change in accounting policies (including a change in accounting reference date) or the accounting bases on which the Company or any Subsidiary values its assets (other than a change made to comply with mandatory accounting standards) after Completion; or

(f)	the Purchaser is compensated for the liability for Tax under any other provision of this Agreement; or

(g)

any loss, relief, allowance, credit, exemption or set off for Tax, or any deduction in computing income, profits or gains for the purposes of Tax, or any right to a repayment of Tax or to a payment in respect of Tax (other than any of the foregoing which is shown as an asset in the Accounts) is available to the Company or any Subsidiary; or

(h)

it would not have arisen but for a voluntary act, transaction or omission of the Company or any Subsidiary or the Purchaser or any other member of the Purchaser’s Group outside the ordinary course of business after Completion and which the Purchaser was aware, or ought reasonably to have been aware, would give rise to the liability for Tax or other liability in question. For the purpose of this paragraph (h), an act will not be regarded as voluntary if undertaken under a legally binding obligation entered into by the Company or any Subsidiary on or before Completion or imposed on the Company or any Subsidiary by any legislation whether coming into force before, on or after Completion, or to avoid or mitigate a penalty imposable by any legislation, or if carried out at the written request of the Vendor.

1.3

The liability of the Vendor under paragraph 1.1 will terminate on the seventh anniversary of Completion, except for any claim under paragraph 1.1 of which written notice is given to the Vendor before that date containing, if and to the extent reasonably practicable, a description of that claim and the estimated total amount of the claim.

1.4	The aggregate liability of the Vendor under paragraph 1.1 and for all Claims, when taken together, shall not exceed the amount of the Final Consideration.

1.5	The Vendor shall not be liable for any single claim under paragraph 1.1 unless the amount of the liability pursuant to that claim exceeds USD250,000.

1.6

The Vendor shall not be liable for any claim under paragraph 1.1 unless the amount of all claims under paragraph 1.1 (other than those excluded under paragraph 1.5) when aggregated with any other Claims (other than those excluded under paragraph 1.2 of Schedule 5) exceeds USD1,500,000.

1.7

If the Purchaser, the Company or any Subsidiary becomes aware of an assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, or any self-assessment or other occurrence, from which it appears that the Company or any Subsidiary or the Purchaser is or may be subject to a liability for Tax for which the Seller is or may be liable under paragraph 1.1 (a “Tax Authority Claim”), the Purchaser shall give or procure that notice in writing is given to the Vendor as soon as reasonably practicable, provided that giving that notice shall not be a condition precedent to the Vendor’s liability under paragraph 1.1.

1.8

If the Vendor indemnifies the Purchaser, the Company and the relevant Subsidiary to the Purchaser’s reasonable satisfaction against all liabilities, costs, damages or expenses that may be incurred (including any additional liability for Tax), the Purchaser shall take, and shall procure that the Company or the relevant Subsidiary shall take, any action that the Vendor may reasonably request by notice in writing given to the Purchaser to avoid, dispute, defend, resist, appeal or compromise any Tax Authority Claim.

1.9

The Purchaser, the Company or any Subsidiary shall not be obliged to appeal or procure an appeal against any assessment to Tax if the Purchaser, having given the Vendor written notice of that assessment, does not receive written instructions to do so from the Vendor within 10 Business Days.

1.10	The Purchaser shall not be obliged to take, or procure the taking of, any action under paragraph 1.8 in respect of any Tax Authority Claim:

(a)

if the Vendor does not request the Purchaser to take any action under paragraph 1.8 or fails to indemnify the Purchaser, the Company or the relevant Subsidiary to the Purchaser’s reasonable satisfaction in a reasonable period of time (starting with the date of the notice given to the Vendor) considering the nature of the Tax Authority Claim and the existence of any time limit for avoiding, disputing, defending, resisting, appealing or compromising that Tax Authority Claim, and that period shall not, in any event, exceed 10 Business Days;

(b)

where the Vendor (or the Company or any Subsidiary before Completion) has been engaged in fraudulent conduct or deliberate default relating to the liability for Tax that is the subject matter of the dispute; or

(c)

if the dispute involves an appeal against a determination by the Tax Authority, unless the Vendor has obtained the opinion of Tax counsel of at least five years standing that the appeal has a reasonable prospect of success.

1.11

If paragraph 1.8 does not apply by virtue of any provision in paragraph 1.10, the Purchaser, the Company or the relevant Subsidiary shall have the absolute conduct of the Tax Authority Claim (without prejudice to its rights under paragraph 1.1) and shall be free to pay or settle the Tax Authority Claim in any terms that the Purchaser, the Company or the relevant Subsidiary in its absolute discretion thinks fit.

1.12

The Purchaser shall provide, and shall procure that the Company or the relevant Subsidiary provides, to the Vendor and the Vendor’s professional advisors reasonable access to premises and personnel, and to any relevant assets, documents and records in their power, possession or control to investigate any Tax Authority Claim.

IN WITNESS WHEREOF the undersigned has hereto executed and delivered this Agreement as of the day and year first above written.

Signed by	Chung Yuk Man

for and on behalf of MELCO INTERNATIONAL DEVELOPMENT LIMITED	/s/ Chung Yuk Man

Signed by Francesca Galante, Director

for and on behalf of MELCO RESORTS & ENTERTAINMENT LIMITED	/s/ Francesca Galante

Signature Page to Share Purchase Agreement